                                                                  Execution Copy



                              INVESTMENT AGREEMENT


                                 By and Between


                         VALUEVISION INTERNATIONAL, INC.


                                       AND


                      G.E. CAPITAL EQUITY INVESTMENTS, INC.



                            Dated as of March 8, 1999

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
ARTICLE I.  Definitions ........................................................     1


         Section 1.1  Definitions...............................................     1


ARTICLE II.  Authorization, Sale and Purchase of the Securities ................     6

         Section 2.1  Authorization; Agreement to Sell and Purchase.............     6
         Section 2.2  Closing...................................................     7
         Section 2.3  Use of Proceeds...........................................     7
         Section 2.4  Beneficial Ownership of Securities........................     7


ARTICLE III.  Representations and Warranties ...................................     8

         Section 3.1  Representations and Warranties of the Company.............     8
         Section 3.2  Representations and Warranties of the Purchaser...........    21

ARTICLE IV.  Conduct of Business ...............................................    24

         Section 4.1  Conduct of the Business Pending the Closing...............    24
         Section 4.2  Access to Information.....................................    25
         Section 4.3  No Solicitation...........................................    25


ARTICLE V.  Other Agreements ...................................................    27

         Section 5.1  Preparation of Proxy Statement............................    27
         Section 5.2  Shareholders Meeting......................................    28
         Section 5.3  Public Statements.........................................    28
         Section 5.4  Reasonable Commercial Efforts.............................    28
         Section 5.5  HSR Act...................................................    29
         Section 5.6  Reservation of Shares.....................................    29
         Section 5.7  Notification of Certain Matters...........................    29
         Section 5.8  Further Assurances........................................    29


ARTICLE VI.  Conditions Precedent ..............................................    30

         Section 6.1  Conditions of the Purchaser...............................    30
         Section 6.2  Conditions of the Company.................................    31


                                       i-

                                                                                  Page
                                                                                  ----
ARTICLE VII.  Term .............................................................    32

         Section 7.1  Termination...............................................    32
         Section 7.2  Effect of Termination.....................................    33


ARTICLE VIII.  Miscellaneous ...................................................    33

         Section 8.1  Survival of Representations and Warranties................    33
         Section 8.2  Notices...................................................    33
         Section 8.3  Entire Agreement; Amendment...............................    34
         Section 8.4  Counterparts..............................................    35
         Section 8.5  Governing Law; Jurisdiction; Waiver of Jury Trial.........    35
         Section 8.6  Public Announcements......................................    35
         Section 8.7  Fees and Expenses.........................................    35
         Section 8.8  Indemnification by the Company............................    35
         Section 8.9  Indemnification by the Purchaser..........................    37
         Section 8.10 Successors and Assigns; Third Party Beneficiaries.........    38
         Section 8.11 Arbitration...............................................    38
         Section 8.12 Specific Performance......................................    39
         Section 8.13 Headings, Captions and Table of Contents..................    39


                                       ii-

                                    SCHEDULES

3.1(b) - Capital Stock Obligations of Material Subsidiaries
3.1(c) - Conflicts
3.1(d) - Consents and Approvals of Company
3.1(e) - Common Stock Options and Obligations
3.1(f) - SEC Filings; Claims and Liabilities
3.1(i) - Legal Proceedings
3.1(j) - Certain Changes
3.1(k) - Employee Plans
3.1(m) - Material Agreements
3.1(o) - Tax Matters
3.1(u) - FCC Licenses and Applications
3.1(x) - Brokers and Finders
3.2(c) - Consents and Approvals
4.1    - Conduct of Business
5.4    - Required Consents


                                    EXHIBITS

A - Form of Certificate of Designation
B - Form of Warrant
C - Form of Registration Rights Agreement
D - Form of Shareholder Agreement
E - Form of Operating Agreement


                                      iii-

                              INVESTMENT AGREEMENT


                  INVESTMENT AGREEMENT, dated as of March 8, 1999 (this "Agreement"), by and between ValueVision International, Inc., a Minnesota corporation (the "Company"), and G.E. Capital Equity Investments, Inc., a Delaware corporation (the "Purchaser"). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

                  WHEREAS, Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to the Purchaser, subject to the terms and conditions of this Agreement, shares of the Company's Series A Redeemable Convertible Preferred Stock and Warrants to purchase Common Stock; and

                  WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.

                  NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:


                                   ARTICLE I.

                                   Definitions

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Ancillary Documents" shall mean the Distribution Agreement, Certificate of Designation, Warrants, Shareholder Agreement and the Registration Rights Agreement.

                  "Beneficially Own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New

                                                            Investment Agreement



         York, New York are authorized or obligated by law or executive order to close.

                  "Certificate of Designation" shall mean the Certificate of Designation of the Shares of the Company, to be executed and filed with the Secretary of State of the State of Minnesota on or prior to the Closing Date, which shall be substantially in the form of Exhibit A hereto.

                  "Closing" and "Closing Date" shall have the meanings set forth in Section 2.2(a).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company.

                  "Company" shall have the meaning set forth in the preamble hereto.

                  "Company Plans" shall have the meaning set forth in
         Section 3.1(k).

                  "Company Subsidiary" shall mean any Subsidiary of the Company.

                  "Contractual Obligation" shall mean, as to any Person, any provision of any note, bond or security issued by such Person, or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is subject.

                  "Distribution Agreement" shall mean the Distribution and Marketing Agreement dated as of the date hereof between the Company and NBC pursuant to which NBC has agreed to distribute certain programing of the Company.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Excluded Breach" shall mean any breach of a representation or warranty hereunder, provided that (i) the Purchaser had actual knowledge of the event or circumstance constituting such breach on or prior to the date hereof and (ii) the Purchaser believed, on or prior to the date hereof, that such circumstance or event constituted a breach of such representation or warranty hereunder.

                  "FCC" shall mean the Federal Communications Commission.

                                                            Investment Agreement



                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "Governmental Entity" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any self-regulating organization, securities exchange or securities trading system.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Intellectual Property" shall mean all material patents, copyright registrations, mask work registrations, trademark and service mark registrations, applications for any of the foregoing, designs, copyrights, mask works, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, confidential information and know-how.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

                  "Material Adverse Effect" shall mean a material adverse effect on (i) with respect to the Company, the assets, business condition, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole or (ii) with respect to any party, the ability of such party to timely perform its obligations under this Agreement or any Ancillary Document to which it is a party. The dollar thresholds set forth in the definition of "Material Agreement" shall not affect the meaning and interpretation of "Material Adverse Effect."

                  "Material Agreement" shall mean any contract, lease, restriction, agreement, instrument or commitment to which the Company or any Company Subsidiary is a party or by which its properties are bound (i) which provides a benefit to the Company and the Company Subsidiaries of, or commits the Company or any Company Subsidiary to expend, $500,000 or more (or, in the case of any agreement with any customer of the Company or any Company Subsidiary, $50,000 or more),
         (ii) which if breached by any party thereto would result in liability or loss to the Company and the Company Subsidiaries of $500,000 or more (or in the case of any

                                                            Investment Agreement



         agreement with any customer of the Company or any Company Subsidiary, $50,000 or more) or (iii) which provides for the distributions of programming of the Company to more than 250,000 full-time equivalent homes by any multichannel video programming distributor, including without limitation, by a cable television system, MATV and SMATV systems, MMDS, TVRO and other wireline, wireless or direct broadcast satellite delivery methods.

                  "Material Subsidiaries" shall mean those Subsidiaries of the Company that constitute "significant subsidiaries" as defined in Rule 1-02 of Regulation S-X under the Securities Act.

                  "NBC" shall mean National Broadcasting Company, Inc., a Delaware corporation and Affiliate of the Purchaser.

                  "Operating Agreement" shall mean the Memorandum of Understanding, dated as of the date hereof, between the Company, Purchaser and NBC which shall be substantially in the form attached as Exhibit E hereto.

                  "Options" shall mean stock options to purchase Common Stock
         (i) issued or issuable under the Company's 1990 Stock Option Plan, (ii) issued or issuable under the Company's 1994 Executive Stock Option Plan (whether or not issued) and (iii) as set forth on Schedule 3.1(e) hereto.

                  "Permits" shall have the meaning set forth in Section
         3.1(h).

                  "Permitted Liens" shall mean (i) mechanics', carriers', repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for Taxes not yet due and payable and
         (iv) other encumbrances or restrictions or imperfections of title which do not materially impair the continued use and operation of the assets to which they relate.

                  "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any Governmental Entity or any other entity of whatever nature.

                  "Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of the Company.

                                                            Investment Agreement



                  "Purchaser" shall mean G.E. Capital Equity Investments, Inc. a Delaware corporation.

                  "Registration Rights Agreement" shall mean the registration rights agreement to be executed by the Purchaser and the Company at the Closing, which shall be substantially in the form attached as Exhibit C hereto.

                  "Replacement Warrant" shall have the meaning set forth in Section 2.4(b).

                  "Requirement of Law" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational documents of such Person, and any law, statute, order, treaty, rule or regulation, or judgment, decree, determination or order of any arbitrator, court or other Governmental Entity, applicable to or binding upon such Person or any of its property.

                  "Restricted Party" shall have the meaning set forth in the Shareholder Agreement.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Securities" shall mean the Shares and the Warrants.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Shareholder Agreement" shall mean the Shareholder Agreement, to be executed and delivered by the Company and the Purchaser at Closing, which shall be substantially in the form of Exhibit D hereto.

                  "Shareholder Approval" shall have the meaning set forth in Section 5.1.

                  "Shareholders Meeting" shall have the meaning set forth in Section 5.2

                  "Shareholders Vote" shall mean the vote of the shareholders of the Company taken at the Shareholders Meeting.

                  "Shares" shall have the meaning set forth in Section
         2.1(a).

                  "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than

                                                            Investment Agreement



         stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

                  "Surviving Representations and Warranties" shall mean the representations and warranties contained in Section 3.1(e)(ii) and
         Section 3.1(t).

                  "Tax" or, collectively, "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for taxes of any predecessor entity.

                  "Tax Returns" shall mean any return, amended return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

                  "Underlying Shares" shall have the meaning set forth in
         Section 3.1(e)(ii).

                  "Warrant" shall have the meaning set forth in Section 2.1(a), which shall be substantially in the form of Exhibit B hereto.

                  "Warrants" shall mean the Warrant together with the Replacement Warrant.


                                   ARTICLE II.

               Authorization, Sale and Purchase of the Securities

                  Section 2.1 Authorization; Agreement to Sell and Purchase. (a) Upon and subject to the terms and conditions set forth in this Agreement, the Company has authorized the issuance

                                                            Investment Agreement



and sale to Purchaser of (i) 5,339,500 shares of Series A Redeemable Convertible Preferred Stock (the "Shares") which, in accordance with the terms and conditions set forth in the Certificate of Designation, shall be convertible into an equal number of shares of Common Stock (subject to adjustment under the terms of the Certificate of Designations) and (ii) the warrant (the "Warrant") to purchase shares of Common Stock. The Shares and the Warrants are collectively referred to as the "Securities".

                  (b) Upon and subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, the Company agrees to issue, sell and deliver to the Purchaser at the Closing provided for in Section 2.2 hereof, and Purchaser agrees to purchase from the Company, the Securities for an aggregate purchase price of $44,265,000.

                  Section 2.2 Closing. (a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of the Securities pursuant to Section 2.1 (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, within three Business Days after the conditions in Sections 6.1 and 6.2 are satisfied or waived by the Purchaser or the Company, as the case may be (the "Closing Date"), or at such other time and place as may be mutually agreed upon by Purchaser and the Company.

                  (b) At the Closing: (i) the Company shall deliver to the Purchaser, against payment of the purchase price therefor, stock and warrant certificates for the Securities to be sold in accordance with the provisions of
Section 2.1, registered in the name of the Purchaser or its nominee (subject to the provisions herein and in the Ancillary Documents) and in such denominations as the Purchaser shall specify not less than two Business Days prior to the Closing Date; (ii) the Purchaser, in full payment for the Securities, against delivery of the stock and warrant certificates referred to above, shall deliver to the Company on the Closing Date immediately available funds, by wire transfer to such account as the Company shall specify at least three Business Days prior to the Closing Date, in the amount of the purchase price to be paid hereunder by the Purchaser pursuant to Section 2.1(b); and (iii) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article VI hereof.

                  Section 2.3 Use of Proceeds. The proceeds of the sale of the Securities shall be used by the Company for general corporate purposes.

                  Section 2.4 Beneficial Ownership of Securities. The Company hereby acknowledges and agrees that the Purchaser is

                                                            Investment Agreement



entering into an arrangement with NBC (and/or one of its Subsidiaries) regarding the joint voting and control by the Purchaser and NBC (and/or one or more of their respective Subsidiaries) of the Warrants, the Preferred Stock and the Common Stock issuable upon exercise or conversion thereof. Therefore, both the Purchaser and NBC (and/or one of its Subsidiaries) will be deemed to Beneficially Own such securities and the Company hereby acknowledges and agrees to such Beneficial Ownership arising from its issuance of such securities. In the event that NBC and the Purchaser are no longer Affiliates of each other, the Company and Purchaser agree that the Warrant shall immediately terminate and the Company shall issue a new warrant to NBC or its Subsidiary (the "Replacement Warrant") having the same terms as the Warrant, except that the provision described in this sentence will not be contained in the Replacement Warrant. NBC or one of its Subsidiaries will at all times own at least 50% of the economic interest in the Replacement Warrant. The Company hereby acknowledges and agrees that NBC shall be a third party beneficiary hereunder, entitled to the benefits of this Section 2.4 and to enforce its provisions.


                                  ARTICLE III.

                         Representations and Warranties

                  Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

                  (a) Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are now being conducted. The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which its ownership or leasing of properties, or the conduct of its businesses requires such licensing or qualification and good standing, except where the failure to be so licensed or qualified or in good standing in any such jurisdiction would not have a Material Adverse Effect.

                  (b) Organization and Good Standing of Company Subsidiaries. The Company owns, directly or indirectly, all the shares of outstanding capital stock of each Material Subsidiary, free and clear of all Liens, except such Liens which do not have a Material Adverse Effect. There are (i) no equity securities of any of the Material Subsidiaries that are required to be issued by reason of any options, warrants, rights to subscribe to, calls, preemptive rights or commitments of any character whatsoever, (ii) outstanding

                                                            Investment Agreement



         no securities or rights convertible into or exchangeable for shares of any capital stock of any Material Subsidiary and (iii) no contracts, commitments, understandings or arrangements by which any Material Subsidiary is bound to issue additional shares of its capital stock or rights convertible into or exchangeable for its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth in Schedule 3.1(b), none of the Material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its capital stock. All of the shares of capital stock of each of the Material Subsidiaries are duly and validly authorized and issued, fully paid and nonassessable. Each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as they are now being conducted, and is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which its ownership or leasing of properties, or the conduct of its businesses, requires such licensing or qualification and good standing, except where the failure to be so licensed or qualified or in good standing in any such jurisdiction would not have a Material Adverse Effect.

                  (c) Authorization; No Conflicts. The Company has full corporate power and authority to enter into this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each Ancillary Document and the consummation of the Company's obligations hereunder and thereunder have been duly authorized by all necessary corporate action. This Agreement has been, and on or prior to the Closing Date each Ancillary Document will be, duly and validly executed and delivered by the Company. The Company's Board of Directors has resolved to recommend that its shareholders vote for the Shareholder Approval. This Agreement constitutes, and upon its execution and delivery on or prior to the Closing Date, each Ancillary Document will constitute, a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by general equitable principles. Except as set forth in Schedule 3.1(c), the execution, delivery and performance of this Agreement and the Ancillary Documents by the Company, the consummation of the transactions by the Company contemplated hereby and thereby and the compliance by the Company with the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, require a

                                                            Investment Agreement



         consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or Material Subsidiaries under,
         (i) the articles of incorporation, by-laws or other governing instrument of the Company or any Material Subsidiary, (ii) any Contractual Obligation of the Company or any Material Subsidiary or
         (iii) assuming that the filings, consents and approvals specified in
         Schedule 3.1(d) have been obtained or made and any waiting period applicable thereto has expired or been terminated, any Requirement of Law applicable to the Company or any Material Subsidiary, except, in the case of clauses (ii) and (iii) above, such conflicts, violations, breaches, consents, approvals, notices, defaults, terminations, accelerations or Liens which would not have a Material Adverse Effect.

                  (d) Consents. Except as set forth in Schedule 3.1(d), no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement and the Ancillary Documents, the consummation by the Company of the transactions contemplated hereby and thereby or the performance by the Company of its obligations hereunder and thereunder, except for (i) the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC, (ii) such filings as may be required under the blue sky laws of the various states, (iii) the filing of the Certificate of Designation with the Secretary of State of the State of Minnesota and (iv) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices of which the failure to make or obtain would not have a Material Adverse Effect.

                  (e) Capitalization. (i) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of undesignated capital stock. As of the date hereof, 25,988,466 shares of Common Stock are issued and outstanding, no shares of Common Stock are held in treasury, and no shares of Common Stock are reserved for issuance upon exercise of outstanding stock options except for 4,410,070 shares reserved in respect of Options. As of the date hereof, no shares of Preferred Stock are designated, and no shares are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and nonassessable and not subject to preemptive rights.

                                                            Investment Agreement




                           (ii) Upon delivery of and payment for the Shares on the Closing Date as provided herein, such Shares will be duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights, and the Purchaser will acquire good title thereto, free and clear of all Liens (other than any Lien created by the Purchaser). The shares of Common Stock into which the Shares are convertible and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the "Underlying Shares") have been reserved for issuance and, when issued upon conversion of the Shares or exercise of the Warrants, will be duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights, and the owner of such shares will acquire good title thereto, free and clear of all Liens (other than any Lien created by such owner).

                           (iii) Other than (A) the requirement to issue warrants to purchase shares of Common Stock pursuant to the terms and conditions of the Distribution Agreement, (B) the requirement to issue the Shares pursuant to the terms and conditions of this Agreement, (C) the requirement to issue the Underlying Shares, (D) the requirement to issue shares of Common Stock pursuant to Options set forth on Schedule 3.1(e) and (E) as set forth in Schedule 3.1(e), (1) no equity securities of the Company are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls, preemptive rights, or commitments of any character whatsoever, (2) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of the Company and (3) there are no contracts, commitments, understandings or arrangements by which the Company is or will be bound to issue additional shares of its capital stock or securities or rights convertible into or exchangeable for shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth in Schedule 3.1(e), the Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its capital stock. As of the Closing Date and after giving effect to the Closing (and to all transactions to be effected simultaneously therewith), there shall be issued no class or series of Preferred Stock other than the Shares.

                           (iv) Except as set forth on Schedule 3.1(e), the Company is not a party to, and the Company has no knowledge of any, voting trusts, proxies or any other agreements or understandings with respect to the voting of any capital stock of the Company.

                           (v) Except as set forth in Schedule 3.1(e), the Company has not granted or agreed to grant any rights

                                                            Investment Agreement



         relating to the registration of its securities under applicable federal and state securities laws, including piggyback rights.

                           (vi) Except as set forth on Schedule 3.1(e), the consummation of the transactions contemplated by this Agreement will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire its capital stock.

                  (f) SEC Filings, Financial Information, Liabilities. The Company has filed and made available to the Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement required to be filed with the SEC since January 1, 1996 (the "SEC Documents"). Except as set forth in Schedule 3.1(f), as of their respective dates, the SEC Documents, after giving effect to any amendments and supplements thereto filed prior to the date hereof, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such SEC Documents. None of the SEC Documents when filed, after giving effect to any amendments and supplements thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respect with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the period involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC, or for normal year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in Schedule 3.1(f) and except as set forth in the SEC Documents (including any item accounted for in the financial statements contained in the SEC Documents or set forth in the notes thereto) as of January 31, 1998, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any claims, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect(other

                                                            Investment Agreement



         than claims, liabilities or obligations contemplated by this Agreement or the Ancillary Documents or expressly permitted to be incurred pursuant to this Agreement or the Ancillary Documents). In addition, since January 31, 1998, there has not been any declaration, setting aside or payment of a dividend or other distribution with respect to shares of capital stock of the Company or any material change in accounting methods or practices by the Company or any of its Subsidiaries.

                  (g) Compliance with Applicable Law. Each of the Company and each Material Subsidiary is and has been at all times since January 1, 1996, in compliance with all applicable Requirements of Law, other than where the failure to be in compliance would not have a Material Adverse Effect.

                  (h) Permits. Each of the Company and each of the Material Subsidiaries has all licenses, permits, orders, approvals, registrations, authorizations and qualifications of or with all Governmental Entities necessary to enable it to own its properties and conduct its businesses as presently conducted (collectively, the "Permits"), except to the extent that the failure to have any such Permits would not have a Material Adverse Effect. Each of the Company and each Material Subsidiary is in compliance with the Permits, except to the extent that the failure to be in compliance with any such Permits would not have a Material Adverse Effect.

                  (i) Legal Proceedings. Except as set forth in Schedule 3.1(i), there are no legal or administrative proceedings or arbitrations, and no claims, actions or governmental investigations of any nature pending against the Company or any Company Subsidiary or to which the Company or any Company Subsidiary or any of their properties or assets is subject, and, to the knowledge of the Company, there has not been threatened any such proceeding, arbitration, claim, action or governmental investigation against the Company or any of the Company Subsidiaries, in each case, which would, if adversely determined, have a Material Adverse Effect. Except as set forth in Schedule 3.1(i), neither the Company nor any Company Subsidiary has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the businesses conducted by the Company and the Company Subsidiaries.

                  (j) Absence of Certain Changes. Except as set forth in
         Schedule 3.1(j) hereto, since January 31, 1998, the businesses of the Company and the Material Subsidiaries have been operated in the usual and ordinary course consistent with past practice (except as disclosed in the SEC Documents

                                                            Investment Agreement



         filed prior to the date hereof and the negotiation, execution, delivery and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby) and there has been no event, condition or change that has had a Material Adverse Effect.

                  (k) Employee Benefits. (i) Each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other employee plan, agreement or arrangement that is maintained or otherwise contributed to by the Company or the Company Subsidiaries for the benefit of their employees or with respect to which the Company or the Company Subsidiaries has or could reasonably be expected to have any liability (collectively, "Company Plans" as listed on Schedule 3.1(k)), has been administered and is in compliance in all material respects with the terms of such plan and all applicable laws, rules and regulations. The Company is not party to any multiemployer plans.

                           (ii) Other than claims for benefits in the ordinary course, there are no pending or, to the knowledge of the Company, threatened, actions, claims or lawsuits against the Company, any of its Subsidiaries or any Company Plan involving or arising out of any Company Plan.

                           (iii) The Company and the Company Subsidiaries have not incurred, and no event has occurred with respect to any Company Plan which would result in, any material liability under ERISA or the Code, including but not limited to liability resulting from a complete or partial withdrawal from a "multiemployer plan" (as such term is defined in section 3(37) of ERISA) or a termination of a Company Plan which is covered by Title IV of ERISA, but which is not a multiemployer plan.

                           (iv) Except as set forth in Schedule 3.1(k) hereto, no Company Plan exists which could result in the payment to any employee of the Company or any Company Subsidiary of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transaction contemplated by this Agreement or the Ancillary Documents, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

                           (v) The present value of all benefit obligations under each Company Plan which is covered by Title IV of ERISA but which is not a multiemployer plan (based upon those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such benefit obligations. The Company and its Subsidiaries have no

                                                            Investment Agreement



         material liability with respect to "Expected Post-Retirement Benefit Obligations" within the meaning of Statement of Financial Accounting Standards No. 106 ("FAS 106").

                  (l) Labor Matters. Since January 1, 1996, (i) there has been no attempt or plan to organize any employees of the Company or any Material Subsidiary and (ii) no strike, work-stoppage or lockout or labor dispute between the Company or any Material Subsidiary on the one hand and any group of employees on the other hand. To the knowledge of the Company, no such organization effort, strike, work stoppage, lockout or labor dispute is threatened by any group of employees of the Company or any Material Subsidiary or is otherwise anticipated to occur. No employee of the Company or any Material Subsidiary is the subject of any collective bargaining agreement.

                  (m) Material Agreements. The Company has made available to the Purchaser a true and correct copy of all Material Agreements. Each Material Agreement is valid, binding, in full force and effect and enforceable by the Company or the relevant Company Subsidiary in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by general equitable principles. Except as disclosed in Schedule 3.1(m), the Company and the Company Subsidiaries have performed all material obligations required to be performed by them to date under the Material Agreements and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Material Agreements is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  (n) Title to Properties; Insurance. The Company and the Material Subsidiaries have good and valid title to their respective material properties and assets (or valid title insurance enforceable for the fair value of such properties or assets) and all of such material properties and assets are free of all Liens other than Permitted Liens. The Company and the Material Subsidiaries have at all times maintained in full force and effect property damage, liability and other insurance with reputable insurers at levels of coverage reasonable and customary in the applicable industry. All of the material tangible assets of the Company and the Material Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted and taking into account the respective ages of such assets. The condition of all material leased personal property of the Company and the Material Subsidiaries is consistent in all material respects with the condition

                                                            Investment Agreement



         required of such property by the terms of the applicable lease.

                  (o) Taxes. (i) The Company and each of its Subsidiaries have
         (A) filed all federal, state, local and foreign Tax Returns and reports required to be filed by them (taking into account all applicable extensions) which are correct and complete in all material respects,
         (B) paid or accrued all Taxes due and payable, and (C) paid all Taxes for which a notice of assessment or collection has been received (other than Taxes that are being contested in good faith by appropriate proceedings and that have been reserved against in accordance with
         GAAP), except in the case of clause (A), (B) or (C) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(o), there are no audits known by the Company to be pending or contemplated with respect to the Company's Tax Returns. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the knowledge of the Company, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. The Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No extension of a statute of limitations relating to any Taxes is in effect with respect to the Company or any of its Subsidiaries.

                  (ii) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax laws), other than a group the common parent of which was the Company or any Subsidiary of the Company.

                  (iii) Neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or

                                                            Investment Agreement



         comparable provisions of state, local or foreign tax law) and including any liability for Taxes or any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (iv) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
         Section 897(c)(2) of the Code during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code.

                  (p) Environmental Matters. To the knowledge of the Company,

                           (i) The Company and the Company Subsidiaries hold and
                  are in compliance with all Environmental Permits, and are in compliance with all applicable Environmental Laws, except to the extent any failure to hold any such Environmental Permit or any such noncompliance would not result in a Material Adverse Effect;

                           (ii) Neither the Company nor any Company Subsidiary
                  has received any Environmental Claim, nor to their knowledge is any Environmental Claim threatened, which would result in a Material Adverse Effect;

                           (iii) Hazardous Materials have not been generated,
                  transported, treated, stored, disposed of, released or threatened to be released by the Company or any Company Subsidiary at, on, from or under any property or facility currently owned, operated or otherwise used by the Company or any Company Subsidiary, in violation of any Environmental Law, which would result in a Material Adverse Effect;

                           (iv) There are no past or present actions,
                  activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials by the Company or any Company Subsidiary, that would give rise to a Material Adverse Effect;

                           (v) The Company and the Company Subsidiaries have not
                  assumed, contractually or by operation of law, any material liabilities under any Environmental Laws;

                           (vi) The Company and the Company Subsidiaries have
                  not entered into, have not agreed to, and are not subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, including without limitation those relating to compliance with Environmental Laws or to

                                                            Investment Agreement



                  investigation, cleanup, remediation or removal of Hazardous Substances; and

                           (vii) For purposes of this Agreement, the following
                  terms shall have the following meanings:

                                    "Environmental Claim" means any written
                           notice, claim, demand, action, suit, complaint, proceeding which has been served upon or delivered or otherwise transmitted to the Company or any Company Subsidiary, by any Person alleging material liability or potential material liability (including without limitation material liability or potential material liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at, on, from or under any property or facility currently owned by the Company, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) otherwise relating to liabilities under any Environmental Law.

                                    "Environmental Permits" means all permits,
                           licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and the Company Subsidiaries to conduct their operations.

                                    "Environmental Laws" means all applicable
                           statutes, rules, regulations, ordinances, orders, and decrees of any Governmental Entity relating in any manner to contamination, pollution or protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act and similar state laws.

                                    "Hazardous Materials" means all hazardous,
                           dangerous or toxic substances, wastes, materials or chemicals, petroleum (including, but not limited to, crude oil or any fraction thereof) and petroleum products, pollutants, contaminants and all other materials or substances regulated pursuant to any Environmental Law.

                                                            Investment Agreement



                  (q) Intellectual Property. (i) The Company either owns, licenses or otherwise has rights to all Intellectual Property used by or necessary to the Company in the conduct of its business as now conducted. No proceedings have been instituted or are pending or to the Company's knowledge threatened that challenge the validity of the ownership or use by the Company of such Intellectual Property, except for such proceedings which would not have a Material Adverse Effect. The Company knows of no infringing use or infringement of any of such Intellectual Property by any other Person. The Company has taken such security measures as it deems reasonably appropriate to protect the secrecy, confidentiality and value of its trade secrets.

                  (r) Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent thereof, nor any other Person acting on behalf of the Company, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person or entity who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) which
         (x) subjects any party or any of their respective Subsidiaries, to any damage or penalty in any civil, criminal or governmental litigation or proceeding which would have a Material Adverse Effect, (y) if not given in the past, could have had a Material Adverse Effect or (z) if not continued in the future, could have a Material Adverse Effect.

                  (s) Proxy Statement. The Proxy Statement shall not (other than information supplied in writing by the Purchaser and its Affiliates for inclusion in the Proxy Statement), on the date the Proxy Statement is first mailed to shareholders of the Company and at the time of the Shareholders Vote, contain any statement which, at such time and light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. If at any time prior to the Shareholders Vote any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in the supplement to the Proxy Statement, the Company shall promptly inform the Purchaser.

                  (t) Antitakeover Statutes. The Board of Directors of the Company has taken all actions necessary under the MBCA, including approving the transactions contemplated by the

                                                            Investment Agreement


         Agreement and each of the Ancillary Documents to which it is a party, to ensure that Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, apply to the transactions contemplated hereunder and thereunder or any "business combination" with any Restricted Party occurring after the date hereof. The restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not apply to the authorization, execution, delivery and performance of this Agreement or any of the Ancillary Documents by the Company or to any shares of Common Stock or Preferred Stock acquired at any time by the Purchaser pursuant to
         Section 2.1 of this Agreement, the Warrant or the warrants to be issued to NBC pursuant to the Distribution Agreement, or upon conversion of the Preferred Stock (as applicable), provided that the Company makes no representation or warranty regarding Section 2.4 of this Agreement or to any assignment of the Securities or the warrants to be issued to NBC pursuant to the Distribution Agreement or to any securities issuable upon conversion or exercise of the Securities or the warrants to be issued to NBC pursuant to the Distribution Agreement. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation is applicable to the Company or (by reason of the Company's participation therein) the transactions contemplated by this Agreement or the Ancillary Documents.

                  (u) FCC Licenses and Applications. Set forth on Schedule 3.1(u) is a list of (i) all licenses relating to television stations that are owned or operated by the Company or its Subsidiaries ("FCC Licenses") and (ii) all applications for FCC Licenses or for television station construction permits that are pending before the FCC as of the date hereof. The FCC Licenses are the only licenses relating to television stations that are required by applicable FCC law to be held by the Company and its Subsidiaries in order to conduct the business of the Company and its Subsidiaries as it is currently conducted.

                  (v) Year 2000 Compliance. The Company has adopted and implemented a commercially reasonable plan to provide (x) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems of the Company or its Subsidiaries and (y) that the impacts of such change on the vendors and customers of the Company and its Subsidiaries will not have a Material Adverse Effect. In the Company's reasonable best estimate, no expenditures materially in excess of currently budgeted items previously disclosed to the Purchaser will be required in order to cause the information and business systems of the Company and its Subsidiaries to operate properly following the change of the year 1999 to the year 2000. The Company reasonably expects that it will resolve any material

                                                            Investment Agreement


         issues related to such change of the year in accordance with the timetable set forth in such plan (and in any event on a timely basis in order to be resolved before the year 2000). Between the date of this Agreement and the Shareholders Meeting, the Company shall continue to use commercially reasonable efforts to implement such plan.

                  (w) Subscribers. The Company has an Existing Subscriber Base of at least 14.4 million FTE Subscribers represented by existing carriage agreements, each of which is in full force and effect and is the legal, valid and binding obligation of the Company, and to the knowledge of the Company, the other parties thereto. The terms "Existing Subscriber Base", "FTE" and "Subscriber" shall have the meanings set forth in the Distribution Agreement.

                  (x) Brokers and Finders. Except as set forth in Schedule 3.1(x), neither the Company nor any Company Subsidiary has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Ancillary Documents. The Company is solely responsible for all fees or other amounts that may be payable to each Person listed on Schedule 3.1(x).

                  Section 3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Company as follows:

                  (a) Organization and Good Standing. Each of the Purchaser and NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. Each of the Purchaser and NBC is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of the State of New York. In addition, NBC is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it conducts business, except where the failure to be so licensed or qualified or in good standing in any such jurisdiction would not have a Material Adverse Effect.

                  (b) Authorization; No Conflicts. The execution and delivery of this Agreement and the Ancillary Documents to which the Purchaser or NBC is a party and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on behalf of the Purchaser and NBC, as applicable. This Agreement has

                                                            Investment Agreement


         been, and on or prior to the Closing Date each of the Ancillary Documents to which the Purchaser and NBC is a party will be, duly and validly executed and delivered on behalf of the Purchaser or NBC, as applicable, and this Agreement is, and upon their execution and delivery on or prior to the Closing Date each of the Ancillary Documents to which the Purchaser or NBC is a party will be, a valid and binding obligation of the Purchaser or NBC, as applicable, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement and the Ancillary Documents to which the Purchaser or NBC is a party, the consummation by the Purchaser and NBC, as applicable, of the transactions contemplated hereby and thereby and the compliance by Purchaser or NBC, as applicable, with the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, require a consent, approval or notice under, or constitute a default (or an event, which, with notice or lapse of time or both, would constitute a default) under, (i) any organizational document of the Purchaser or NBC, (ii) any Contractual Obligation of the Purchaser or NBC, or (iii) assuming that the clearances, filings, consents and approvals specified in Schedule 3.2(c) have been obtained or made and any waiting period applicable thereto has expired or been terminated, any Requirement of Law applicable to the Purchaser or NBC, except, in the case of clauses (ii) and (iii) above, such conflicts, violations, breaches, consents, approvals, notices, defaults, terminations, accelerations or Liens which would not have a Material Adverse Effect.

                  (c) Consents and Approvals. Except as set forth in Schedule 3.2(c), no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required on the part of Purchaser or NBC in connection with the execution and delivery by Purchaser and NBC, as applicable, of this Agreement and the Ancillary Documents to which the Purchaser or NBC is a party, the consummation by the Purchaser and NBC, as applicable, of the transactions contemplated hereby and thereby or the performance by the Purchaser and NBC, as applicable, of its obligations hereunder and thereunder, except for (i) the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC, and
         (ii) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices of which the failure to make or obtain would not have a Material Adverse Effect. Each of Purchaser and NBC is fully qualified under the FCC's rules, regulations, and policies (including, but not limited to, its television network and its multiple ownership rules) to consummate the transactions contemplated by this Agreement and the Ancillary Documents, and such consummation shall not cause

                                                            Investment Agreement


         the Company to be deemed to be an attributable owner of, or vertically integrated with, any cable system for purposes of any of the provisions of 47 C.F.R. part 76, or to be deemed an "affiliate" of any cable system for purposes of the commercial leased access rules as established in 47 C.F.R. Section 76.970(b).

                  (d) Compliance with Applicable Law. Each of the Purchaser and NBC is and has been at all times since January 1, 1996, in compliance with all applicable Requirements of Law, other than where the failure to be in compliance would not have a Material Adverse Effect.

                  (e) Proxy Statement. The information supplied in writing by the Purchaser or NBC for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company and at the time of the Shareholders Vote, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make such statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which has become false or misleading. If at any time prior to the Shareholders Vote any event relating to the Purchaser or NBC or any of their respective Affiliates should be discovered by the Purchaser or NBC which should be set forth in the supplement to the Proxy Statement, the Purchaser or NBC, as applicable, shall promptly inform the Company.

                  (f) Securities Act. The Purchaser (i) is acquiring the Securities solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act; (ii) has had the opportunity to ask questions of the officers and directors of, and has had access to information concerning, the Company and the Securities; (iii) is an "accredited investor" as defined in Rule 501(a) under the Securities Act; (iv) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Company and the Securities; (v) has so evaluated the merits and risks of such investment; (vi) is able to bear the economic risk of such investment; and (vii) is able to afford a complete loss of such investment.

                  (g) Brokers and Finders. The Purchaser has not utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or

                                                            Investment Agreement


         commissions in connection with any of the transactions contemplated hereby or by the Ancillary Documents.



                                   ARTICLE IV.

                               Conduct of Business

                  Section 4.1 Conduct of the Business Pending the Closing. The Company agrees that except with the prior written consent of the Purchaser and except as may be contemplated by this Agreement or the Ancillary Documents, and except as set forth on Schedule 4.1, prior to the Shareholders Vote, it and its Subsidiaries shall operate their businesses only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use its reasonable efforts to preserve its present business organization intact, keep available the services of its present employees, preserve its present business relationships and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Company's businesses. Without limitation of the foregoing, from the date hereof until the Shareholders Vote, except as contemplated by this Agreement or the Ancillary Documents, and except as set forth in Schedule 4.1 hereto, the Company shall not:

                  (a) amend the articles of incorporation or bylaws of the Company or any Material Subsidiary;

                  (b) issue, purchase or redeem, or authorize or propose the issuance, purchase or redemption of, or declare or pay any dividend with respect to, any shares of capital stock of the Company or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities other than (i) pursuant to Options outstanding on the date hereof and (ii) Options to be issued to officers, directors, employees and/or consultants exercisable in an aggregate amount not exceed the number of authorized Shares under the Company's 1990 Stock Option Plan and the Company's 1994 Executive Stock Option Plan;

                  (c) except as set forth on Schedule 4.1, take any action that would be prohibited by Section 3.4(a) of the Shareholder Agreement if such Section were in effect and the Closing had occurred;

                  (d) other than in the ordinary course consistent with past practices, form any joint venture, acquire or dispose of any business or of any assets or acquire or dispose of any minority investment in any Person;

                                                            Investment Agreement


                  (e) enter into any transaction involving the merger, consolidation or sale of all or substantially all of the assets of the Company or any Material Subsidiary other than any such merger, consolidation or sale solely involving the Company and its Subsidiaries;

                  (f) file any voluntary petition for bankruptcy or receivership or fail to oppose any other person's petition for bankruptcy or action to appoint a receiver of the Company or any Material Subsidiary; or

                  (g) authorize any of, or commit or agree to take any of, the foregoing actions.

                  Section 4.2 Access to Information. Subject to applicable laws and existing confidentiality agreements, the Company and its Subsidiaries shall afford the officers, employees, auditors and other agents of the Purchaser and NBC reasonable access during normal business hours to their officers, employees, properties, offices, plants and other facilities, and contracts, commitments, books and records relating thereto, and shall furnish such Persons all such documents and such financial, operating and other data and information regarding such businesses and Persons that are in the possession of such Person as the Purchaser or NBC, as applicable, through their respective officers, employees or agents may from time to time reasonably request. All such information will be provided subject to the terms of the confidentiality agreements dated June 24, 1998 between the Company and the Purchaser and dated January 28, 1999 (as amended February 28, 1999) between the Company and NBC.

                  Section 4.3 No Solicitation. (a) Prior to the Shareholders Vote, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate any Material Transaction Proposal or the submission of a Material Transaction Proposal or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, a Material Transaction Proposal; provided that, in response to an unsolicited bona fide Takeover Proposal, the Company may, to the extent that the Board of Directors of the Company determines in good faith based on the advice of outside legal counsel that such action is required to comply with their fiduciary duties under applicable law, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and its representatives and discuss such information with such Person and its representatives and (B) participate in negotiations regarding such Takeover Proposal. The Company will promptly notify the Purchaser of receipt of any request for information or any

                                                            Investment Agreement


Material Transaction Proposal, the material terms and conditions of such request or Material Transaction Proposal and the identity of the Person making any such request or Material Transaction Proposal, and will keep the Purchaser fully informed on a current basis of the status and details of any such request or Material Transaction Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations conducted heretofore with respect to any Material Transaction Proposal.

                  (b) Prior to the Shareholders Vote, the Board of Directors of the Company shall not (i) approve or recommend or propose publicly to approve or recommend any Material Transaction Proposal, (ii) cause or agree to cause the Company or any of its Subsidiaries to enter into any agreement (including, without limitation, any letter of intent or agreement in principle) related to a Material Transaction Proposal or (iii) withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation of the Board of Directors of the Company for the transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Board of Directors of the Company receives a Takeover Proposal without having violated Section 4.3(a) hereof, the Board of Directors of the Company may, to the extent it determines in good faith based on the advice of outside legal counsel that such action is required to comply with their fiduciary duties under applicable law, take any action specified in clauses (i) or (ii) above with respect to such Takeover Proposal, but in each case only at a time that is at least five (5) business days after receipt by the Purchaser of written notice from the Company advising the Purchaser that the Board of Directors of the Company has resolved to take such action.

                  (c) As used herein, "Material Transaction Proposal" means any inquiry, proposal or offer from any Person relating to (i) the direct or indirect acquisition or purchase of 5% or more of the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, or of 5% or more of any class of equity securities of the Company or any of its Subsidiaries or any tender offer or exchange offer (including by the Company or its Subsidiaries) that if consummated would result in any person beneficially owning 5% or more of any class of equity securities of the Company or any of its Subsidiaries, or (ii) any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement. As used herein, "Takeover Proposal" means any inquiry, proposal or offer from any Person relating to (A) any of the matters set forth in clause (i) of the definition of Material Transaction Proposal but replacing "5%" with "50%" each place "5%" is used in such definition, (B) a sale of all or substantially all of the assets of the Company and its Subsidiaries or (C) a merger or consolidation of the Company as a result of which the

                                                            Investment Agreement


shareholders of the Company immediately prior to such transaction would not beneficially own immediately after such transaction 50% or more of the resulting or surviving entity (or the parent thereof).


                                   ARTICLE V.

                                Other Agreements

                  Section 5.1 Preparation of Proxy Statement. (a) As soon as practicable after the execution of this Agreement, the Company shall prepare and cause to be filed with the SEC preliminary proxy materials (the "Proxy Statement") for the solicitation of approval of the shareholders of the Company of (i) the issuance by the Company of shares of Common Stock pursuant to, and purchase of shares of Common Stock by the exercise of, the Warrants, (ii) such other transactions contemplated hereby and pursuant to the Ancillary Documents as may reasonably require approval of the Company's shareholders (together with clause (i), the "Shareholder Approval"), (iii) the election of directors and
(iv) such other matters as the Company and the Purchaser may reasonably agree. Subject to compliance by the Purchaser of its covenants in this Section 5.1, the Company shall cause the Proxy Statement related thereto to materially comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and the Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable. Each of the parties hereto shall promptly furnish to the other party all information concerning itself, its shareholders and its Affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any party occurs, or if any party becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such party shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company. The Proxy Statement shall include the recommendations of the Board of Directors of the Company in favor of the exercise of the Warrant and the transactions contemplated hereby and thereby.

                  (b) Each of the Company and the Purchaser agrees with respect to the information to be supplied by such party that: (i) none of the information to be supplied by such party or its Affiliates for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company, or as of the Shareholders Vote, contain any untrue statement of a material fact or omit to state any material fact required to be

                                                            Investment Agreement


stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) as to matters respecting such party, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated by the SEC thereunder.

                  Section 5.2 Shareholders Meeting. The Company shall promptly after the date hereof take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to hold and convene a meeting of the Company's shareholders (the "Shareholders Meeting") to provide for the Shareholders Vote with respect to the matters subject to Shareholder Approval and with respect to the other matters to be voted upon pursuant to Section 5.1(a). Except as required by the SEC or applicable court order, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Shareholders Meeting without the consent of the Purchaser. The Company shall take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary contained herein, the Shareholders Meeting, the Shareholders Vote and the Shareholder Approval shall not be a condition to the consummation of the Closing or the sale and purchase of the Securities.

                  Section 5.3 Public Statements. Before any party or any Affiliate of such party shall release any information concerning this Agreement or the Ancillary Documents or the matters contemplated hereby or thereby which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties, shall furnish drafts of all documents or proposed oral statements to the other parties, provide the other parties the opportunity to review and comment upon any such documents or statements and shall not release or permit release of any such information without the consent of the other parties, except to the extent required by applicable law or the rules of any securities exchange or automated quotation system on which its securities or those of its Affiliate are traded.

                  Section 5.4 Reasonable Commercial Efforts. Subject to the terms and conditions provided in this Agreement, each party shall use reasonable commercial efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including without limitation the filings and consents set forth on Schedule 5.4 hereto (the "Required Consents") and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this

                                                            Investment Agreement


Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that notwithstanding anything to the contrary in this Agreement, no party nor any of their Affiliates shall be required to make any disposition, including, without limitation, any disposition of, or any agreement to hold separate, any Subsidiary, asset or business, and no party hereto nor any of their Affiliates shall be required to make any payment of money nor shall any party or its Affiliates be required to comply with any condition or undertaking or take any action which, individually or in the aggregate, would materially adversely affect the economic benefits to such party of the transactions contemplated hereby and the Ancillary Documents, taken as a whole or materially adversely affect any other business of such party or its Affiliates.

                  Section 5.5 HSR Act. The Company and the Purchaser will each make as promptly as practicable all filings it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and the Purchaser will each provide information and cooperate in all other respects to assist the other of them in making its filings under the HSR Act.

                  Section 5.6 Reservation of Shares. The Company agrees to keep reserved for issuance at all time prior to conversion of the Shares and the exercise of the Warrants the aggregate number of Underlying Shares issuable upon conversion of the Shares and the exercise of the Warrants.

                  Section 5.7 Notification of Certain Matters. Each party to this Agreement shall give prompt notice to each other party of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any condition of any party contained in Article VI of this Agreement to not be satisfied at or prior to the Shareholders Vote; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 5.7, however, shall be deemed to amend or supplement the disclosures set forth on the Schedules to Article III or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

                  Section 5.8 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated

                                                            Investment Agreement


hereby, including without limitation making application as soon as practicable for all consents and approvals required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such consents and approvals in good faith.


                                   ARTICLE VI.

                              Conditions Precedent

                  Section 6.1 Conditions of the Purchaser. The obligation of the Purchaser to purchase the Securities at the Closing is subject to the satisfaction or waiver of each of the following conditions precedent at or prior to the Closing:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects on and as of the date of this Agreement or the date of such Ancillary Documents, as the case may be, and on and as of the Closing Date, with the same effect as though made on and as of such date, except (i) to the extent any such representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specified date and (ii) where the inaccuracy of such representation and warranty constitutes an Excluded Breach, and the Company shall have performed in all material respects all obligations, agreements, undertakings, covenants and conditions of this Agreement and the Ancillary Documents required to be performed by it at or prior to the Closing Date.

                  (b) No Litigation. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby or in the Ancillary Documents. No action, suit, investigation, arbitration, or administrative or governmental proceeding by any Governmental Entity shall be pending, seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or any of the Ancillary Documents.

                  (c) Regulatory Approvals. All permits, consents, authorizations, orders and approvals of, and filings and registrations required under any Federal or state law, rule or regulation for or in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation by the parties hereto of the transactions contemplated hereby and thereby shall have been obtained or made and all statutory waiting periods thereunder in respect

                                                            Investment Agreement


         thereof shall have expired, except where the failure to obtain any permit, consent, authorization, order or approval, or make any filing or registration would not have a Material Adverse Effect.

                  (d) Company Certificate. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by its chief executive officer or its chief financial officer, in form and substance reasonably satisfactory to the Purchaser, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

                  (e) Shareholder Agreement. The Shareholder Agreement shall have been duly executed and delivered by the Company.

                  (f) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the Company.

                  (g) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Minnesota.

                  (h) Distribution Agreement. The Distribution Agreement shall be in full force and effect and the Warrants to purchase 1,450,000 shares of Common Stock pursuant thereto shall have been issued to NBC.

                  (i) Legal Opinion. The Purchaser shall have received from counsel for the Company, an opinion in form and substance reasonably acceptable to the Purchaser, addressed to the Purchaser.

                  Section 6.2 Conditions of the Company. The obligation of the Company to sell the Securities at the Closing is subject to satisfaction or waiver of each of the following conditions precedent at or prior to the Closing:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent any such representation and warranty is made as of a specified date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specified date, and the Purchaser shall have performed in all material respects all obligations, agreements, undertakings, covenants and conditions of this Agreement and the Ancillary Documents required to be performed by it at or prior to the Closing.

                                                            Investment Agreement


                  (b) No Litigation. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby or in the Ancillary Documents. No action, suit, investigation, arbitration, or administrative or governmental proceeding by any Governmental Entity shall be pending, seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement, or any of the Ancillary Documents.

                  (c) Regulatory Consents. All permits, consents, authorizations, orders and approvals of, and filings and registrations required under Federal or state law, rule or regulation for or in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation by the parties hereto of the transactions contemplated hereby and thereby shall have been obtained or made and all statutory waiting periods thereunder in respect thereof shall have expired, except where the failure to obtain any permit, consent, authorization, order or approval, or make any filing or registration would not have a Material Adverse Effect.

                  (d) The Purchaser's Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that the foregoing conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                  (e) Shareholder Agreement. The Shareholder Agreement shall have been duly executed and delivered by the Purchaser.

                  (f) Distribution Agreement. The Distribution Agreement shall be in full force and effect.

                  (g) Legal Opinion. The Company shall have received from counsel for the Purchaser, an opinion in form and substance reasonably acceptable to the Company, addressed to the Company.

                  (h) Operating Agreement. The Operating Agreement shall be in full force and effect.

                                                            Investment Agreement


                                  ARTICLE VII.

                                      Term

                  Section 7.1 Termination. This Agreement may be terminated on or any time prior to the Closing:

                  (a) by the mutual written consent of the Purchaser and the Company; or

                  (b) by either the Company or Purchaser if the Closing shall have not have occurred on or prior to August 31, 1999 (the "Termination Date"), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing; or

                  (c) by the Company or the Purchaser pursuant to notice if any Governmental Entity of competent jurisdiction shall have denied any approval under any of the laws, rules or regulations described in
         Section 3.1(d) or 3.2(c) necessary for the consummation of the transactions contemplated hereby by a final and unappealable order.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, except for the obligations set forth in this Section and in Sections 8.6 and 8.7 and there shall be no liability or obligation on the part of the parties hereto except as otherwise provided in this Agreement. The termination of this Agreement under Section 7.1(b) shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                  ARTICLE VIII.

                                  Miscellaneous

                  Section 8.1 Survival of Representations and Warranties. All representations and warranties made herein or in any certificates delivered in connection with the Closing shall survive for a period of eighteen months after the Closing, provided, however, that (a) the Surviving Representations and Warranties shall not terminate pursuant to this Section 8.1 and shall continue to survive indefinitely and (b) the representations and warranties in Section 3.1(o) shall survive until 30 days after the expiration of the applicable statute of limitations relating to the taxes or other matters covered.

                  Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed

                                                            Investment Agreement


to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

                  (a)      If to the Purchaser, to:

                           G.E. Capital Equity Investments, Inc.
                           120 Long Ridge Road
                           Stamford, Connecticut  06927
                           Attention:  John Sprole

                           Fax: (203) 357-3047

                           with copies to:

                           National Broadcasting Company, Inc.
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attention: Stuart U. Goldfarb

                           Fax: (212) 664-7896

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention: Richard Capelouto

                           Fax: (212) 455-2502



                  (b)      If to the Company, to:

                           ValueVision International, Inc.
                           6740 Shady Oak Road
                           Eden Prairie, Minnesota 55344-3433
                           Attention:  General Counsel

                           Fax:  (612) 947-0188

                           With a copy to:

                           Latham & Watkins
                           633 West Fifth Street
                           Suite 4000
                           Los Angeles, CA 90071
                           Attention: Michael W. Sturrock

                           Fax: (213) 891-8763

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

                                                            Investment Agreement


                  Section 8.3 Entire Agreement; Amendment. This Agreement, the Ancillary Documents and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

                  Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  SECTION 8.5 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED WITHIN SUCH STATE, AND EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF ANY STATE OR U.S. FEDERAL COURT SITTING WITHIN THE COUNTY OF NEW YORK OR COUNTY OF HENNEPIN. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

                  Section 8.6 Public Announcements. Each of the Company, the Purchaser and NBC agrees to hold in strict confidence and not to disclose to others the status of any discussions or relations among the parties with respect to the subject matter of this Agreement or the Ancillary Documents until such time as the parties mutually agree to publicly disclose such information or are legally obligated to disclose such information or are obligated by applicable Nasdaq rules to disclose such information.

                  Section 8.7 Fees and Expenses. Each party shall bear its own costs and expenses incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby, including the fees and expenses of their respective accountants and counsel.

                  Section 8.8 Indemnification by the Company. (a) Subject to the provisions of Section 8.8(d), the Company agrees to indemnify and save harmless the Purchaser and each of the respective partners, officers, directors, employees, agents and Affiliates of the Purchaser in their respective capacities as such (the "Purchaser Indemnitees"), from and against any and all actions, suits, claims, proceedings, costs, damages, judgments,

                                                            Investment Agreement


amounts paid in settlement (subject to Section 8.8(b)) and expenses (including without limitation reasonable attorneys' fees and disbursements)(collectively, "Losses"), relating to or arising out of any inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Company herein other than any inaccuracy or breach of any representation or warranty that constitutes an Excluded Breach.

                  (b) A Purchaser Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Purchaser Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 8.8 unless and to the extent that the Company shall have been materially prejudiced by the failure of such Purchaser Indemnitee to so notify the Company. In case any such action, suit, claim or proceeding is brought against a Purchaser Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Purchaser, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Purchaser Indemnitee under this Section 8.8 for any legal or other expense subsequently incurred by such Purchaser Indemnitee in connection with the defense thereof; provided, however, that (i) if the Company shall elect not to assume the defense of such claim or action or (ii) if outside legal counsel to the Purchaser Indemnitee reasonably determines that there may be a conflict between the positions of the Company and of the Purchaser Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and the Company shall be liable for any legal or other expenses reasonably incurred by the Purchaser Indemnitee in connection with the defense (but only with respect to one such separate counsel). The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without the Purchaser Indemnitee's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder unless such settlement or compromise includes an unconditional release of the Purchaser and each other Purchaser Indemnitee from all liability arising out of such action, suit, claim or proceeding.

                  (c) The indemnification provided for in this Section 8.8 shall be the exclusive post-Closing remedy available to the Purchaser with respect to any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

                                                            Investment Agreement


provided that nothing herein shall prevent the Purchaser from pursuing any remedies legally available for fraud or fraudulent misrepresentation. Any payment made pursuant to this Section 8.8 shall be treated as an adjustment to the purchase price.

                  (d) Notwithstanding anything to the contrary in this Agreement, the Company shall only indemnify and hold harmless the Purchaser Indemnitees under Section 8.8(a) with respect to any Loss relating to or arising out of any inaccuracy in or breach of any representation or warranty made by the Company if, and only if, such Loss, together with the aggregate of all other Losses relating to or arising out of any inaccuracy in or breach of any representation or warranty made by the Company shall exceed $500,000, whereupon the Company shall be liable for all such Losses up to the aggregate purchase price set forth in Section 2.1(b) hereof.

                  Section 8.9 Indemnification by the Purchaser. (a) The Purchaser agrees to indemnify and save harmless the Company and each of the respective partners, officers, directors, employees, agents and Affiliates of the Company in their respective capacities as such (the "Company Indemnitees") from and against any and all Losses relating to or arising out of any inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Purchaser herein.

                  (b) A Company Indemnitee shall give written notice to Purchaser of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Company Indemnitee to give notice as provided herein shall not relieve Purchaser of its obligations under this Section 8.9 unless and to the extent that Purchaser shall have been materially prejudiced by the failure of such Company Indemnitee to so notify the Purchaser. In case any such action, suit, claim or proceeding is brought against a Company Indemnitee, the Purchaser shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Company, and after notice from the Purchaser of its election so to assume the defense thereof, the Purchaser will not be liable to such Company Indemnitee under this Section 8.9 for any legal or other expense subsequently incurred by such Company Indemnitee in connection with the defense thereof; provided, however, that (i) if the Purchaser shall elect not to assume the defense of such claim or action or (ii) if outside legal counsel to the Company Indemnitee reasonably determines that there may be a conflict between the positions of the Purchaser and of the Company Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and the Purchaser shall be liable for any legal or other expenses reasonably incurred by the Company Indemnitee in connection with the defense (but only with respect to one such

                                                            Investment Agreement


separate counsel). The Purchaser shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Purchaser shall not unreasonably withhold, delay or condition its consent. The Purchaser further agrees that it will not, without the Company Indemnitee's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder unless such settlement or compromise includes an unconditional release of the Company and each other Company Indemnitee from all liability arising out of such action, suit, claim or proceeding.

                  (c) The indemnification provided for in this Section 8.9 shall be the exclusive post-Closing remedy available to the Company with respect to any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement; provided that nothing herein shall prevent the Company from pursuing any remedies legally available for fraud or fraudulent misrepresentation. Any payment made pursuant to this Section 8.9 shall be treated as an adjustment to the purchase price.

                  Section 8.10 Successors and Assigns; Third Party Beneficiaries. Subject to applicable law and the following sentence, the Purchaser may assign its rights under this Agreement in whole or in part only to any Affiliate of the Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder. The Purchaser shall not assign any rights under this Agreement to any Affiliate if (a) such assignment would cause any representation or warranty of the Purchaser to become materially untrue or incorrect, (b) such Affiliate does not expressly assume pursuant to a document in form and substance reasonably satisfactory to the Company all of the obligations of the Purchaser associated with the rights proposed to be assigned or (c) such assignment would materially delay or impair consummation of the transactions contemplated by this Agreement or the Ancillary Documents. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Purchaser. Any purported assignment in violation of this Section shall be void. NBC shall be a third party beneficiary with respect to Sections 2.1, 2.4, and any representations and warranties, covenants or agreements herein relating to the Warrants and shall be entitled to the benefit of such provisions.

                  Section 8.11 Arbitration. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, shall be determined, at the request of any party, by arbitration in a city mutually agreeable to the parties to such controversy, dispute or claim, or, failing such agreement, in New York, New York or Minneapolis, Minnesota, before and in accordance with the then-

                                                            Investment Agreement


existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator will be final, binding and unappealable and judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the Federal Rules of Civil Procedure shall apply to any arbitration under this
Section 8.11. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 8.11 shall be determined by the arbitrator. The arbitrator shall be a retired or former United States District Judge or other person acceptable to each of the parties, provided such individual has substantial professional experience with regard to corporate or partnership legal matters. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

                  Section 8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

                  Section 8.13 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

                                                            Investment Agreement


                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.


                                        VALUEVISION INTERNATIONAL, INC.


                                        By: /s/ Gene McCaffery
                                           -------------------------------------
                                           Name: Gene McCaffery
                                           Title: Chief Executive Officer


                                        G.E. CAPITAL EQUITY INVESTMENTS, INC.


                                        By: /s/ James Brown
                                           -------------------------------------
                                           Name: James Brown
                                           Title: Department Operations Manager